The J. M. Smucker Company Announces Fiscal 2013 Third Quarter Results

-- Net sales increased 6 percent driven by acquisition and favorable sales mix

-- EPS up 38 percent; EPS up 20 percent excluding special project costs

-- Strong cash generated from operations through first nine months

-- Company updates full year 2013 guidance

ORRVILLE, Ohio, Feb. 15, 2013 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2013, of its 2013 fiscal year. Results for the quarter and nine months ended January 31, 2013 and 2012, include the operations of the North American foodservice coffee and hot beverage business acquired from Sara Lee Corporation ("Sara Lee foodservice business") since the completion of the acquisition on January 3, 2012.

Executive Summary

	Three Months Ended January 31,			Nine Months Ended January 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,559.6	$ 1,467.6	6%	$ 4,558.0	$ 4,170.4	9%
Operating income	$ 258.3	$ 200.4	29%	$ 696.4	$ 592.7	17%
% of net sales	16.6%	13.7%		15.3%	14.2%
Net income:
Income	$ 154.2	$ 116.8	32%	$ 413.9	$ 355.6	16%
Income per diluted share	$ 1.42	$ 1.03	38%	$ 3.78	$ 3.12	21%

Operating income excluding special project costs	$ 266.3	$ 232.9	14%	$ 746.2	$ 680.2	10%
% of net sales	17.1%	15.9%		16.4%	16.3%
Net income excluding special project costs:
Income	$ 159.4	$ 138.3	15%	$ 446.8	$ 413.5	8%
Income per diluted share	$ 1.47	$ 1.22	20%	$ 4.08	$ 3.63	12%

  The acquired Sara Lee foodservice business contributed an incremental $59.7 million and $237.1 million to net sales for the three and nine months ended January 31, 2013, respectively.
  Operating income and net income excluding the impact of restructuring, merger and integration, and certain pension settlement costs ("special project costs") increased 14 percent and 15 percent, respectively, in the third quarter, as the Company realized the benefit of overall lower commodity costs.
  Third quarter net income per diluted share, excluding special project costs, increased 20 percent, which includes the benefit from the Company's share repurchase activities over the past year.

"We went into the important holiday season positioned for growth in many of our categories and are pleased with the results," commented Richard Smucker, Chief Executive Officer. "Our strategy of generating growth through brand-building, innovation, acquisitions, and productivity initiatives made possible solid third quarter and year-to-date results. Our brands continue to demonstrate their strength and resilience. To our employees, we thank them for their unending commitment to our strategy and their skill in executing it."

"Our solid third quarter sales were punctuated by the continued growth of our K-Cups®, momentum in the spreads business, and the initial contributions of our Sara Lee foodservice business acquisition," added Vince Byrd, President and Chief Operating Officer. "Our long-term business perspective coupled with the ability to quickly adapt to changing market conditions has enabled us to perform well in an unsettled business environment. The consumer response to our tactical adjustments over the last few quarters has been positive and we are well positioned for continued profitable growth."

Net Sales

	Three Months Ended January 31,				Nine Months Ended January 31,
	2013	2012	Increase (Decrease)%		2013	2012	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,559.6	$1,467.6	$ 91.9	6%	$ 4,558.0	$ 4,170.4	$ 387.6	9%
Adjust for certain noncomparable items:
Acquisition	(59.7)	-	(59.7)	(4%)	(237.1)	-	(237.1)	(6%)
Divestiture	-	-	-	0%	-	(8.0)	8.0	0%
Foreign exchange	(3.4)	-	(3.4)	(0%)	0.0	-	0.0	0%
Net sales adjusted for noncomparable impact of acquisition, divestiture, and foreign exchange	$ 1,496.5	$1,467.6	$ 28.9	2%	$ 4,320.9	$ 4,162.5	$ 158.4	4%

Amounts may not add due to rounding.

Net sales increased 6 percent in the third quarter of 2013, compared to the third quarter of 2012, primarily due to the Sara Lee foodservice business acquisition and favorable sales mix. As a result of the acquisition in January of last year, an additional two months of net sales, totaling $59.7 million, were recognized in the third quarter of 2013.

Favorable sales mix in the quarter was driven by the Company's K-Cups® and peanut butter products, which are higher priced per pound, compared to other products within the Company's portfolio. Overall net price realization was lower primarily due to price declines on coffee taken earlier in the fiscal year. Volume gains realized in Jif® peanut butter and Smucker's® fruit spreads were offset by decreases in the Pillsbury® brand and the Canadian Robin Hood® and Five Roses® flour brands. Overall volume, based on weight and excluding the incremental impact of the acquisition, decreased 1 percent in the third quarter of 2013, compared to the third quarter of 2012.

Margins

	Three Months Ended January 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
	(% of net sales)

Gross profit	34.4%	31.7%	34.0%	33.5%
Selling, distribution, and administrative expenses:
Marketing	4.8%	4.8%	5.1%	5.1%
Selling	3.3%	3.2%	3.3%	3.2%
Distribution	2.6%	2.6%	2.6%	2.8%
General and administrative	5.4%	4.7%	5.3%	5.1%
Total selling, distribution, and administrative expenses	16.1%	15.3%	16.2%	16.3%
Amortization	1.6%	1.5%	1.6%	1.5%
Other restructuring, merger and integration, and special projects costs	0.4%	1.3%	0.9%	1.2%
Loss on divestiture	0.0%	0.0%	0.0%	0.3%
Other operating income - net	(0.3%)	(0.1%)	(0.1%)	(0.0%)
Operating income	16.6%	13.7%	15.3%	14.2%

Amounts may not add due to rounding.

Gross profit increased $70.5 million, or 15 percent, in the third quarter of 2013, compared to 2012, due to favorable mix, lower commodity costs, the impact of an additional two months of the Sara Lee foodservice business, and a decrease in special project costs. Excluding special project costs, gross profit increased $58.6 million, or 12 percent, and improved to 34.5 percent of net sales in the third quarter of 2013, compared to 32.6 percent in the third quarter of 2012.

Overall lower commodity costs during the third quarter of 2013, compared to the third quarter of 2012, were driven by green coffee offset somewhat by higher peanut costs. The favorable net impact of lower green coffee costs on gross profit was primarily timing related. The Company reduced coffee prices in May 2012 with the expectation that it would recognize lower green coffee costs as it progressed through its fiscal year. The actual realization of these lower costs during the quarter, in large part, offset the unfavorable impact realized earlier in the year. Unrealized mark-to-market adjustments on derivative contracts were a loss of $0.5 million in the third quarter of 2013, compared to a gain of $2.1 million in the third quarter of 2012.

Total selling, distribution, and administrative expenses increased 12 percent in the third quarter of 2013, compared to the third quarter of 2012, and increased as a percentage of net sales from 15.3 percent to 16.1 percent. Marketing, selling, and distribution expenses increased 6 percent, 10 percent, and 5 percent, respectively, and were primarily driven by the acquired Sara Lee foodservice business. General and administrative expenses increased 21 percent due to increased incentive compensation and employee benefit costs.

Higher amortization expense was recognized in the third quarter of 2013, compared to 2012, primarily related to the intangible assets associated with the Sara Lee foodservice business acquisition.

Operating income increased $57.9 million in the third quarter of 2013, compared to 2012. Excluding special project costs in both periods, operating income increased $33.4 million, or 14 percent, and increased from 15.9 percent of net sales in 2012 to 17.1 percent in 2013.

Income Taxes

Income taxes increased $19.4 million, or 32 percent, in the third quarter of 2013, compared to 2012, reflecting an increase in income before income taxes. The effective tax rate was 34.1 in both the third quarter of 2013 and 2012.

Segment Performance

	Three Months Ended January 31,			Nine Months Ended January 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 627.7	$ 637.9	(2%)	$ 1,771.0	$ 1,755.5	1%
U.S. Retail Consumer Foods	581.3	556.5	4%	1,729.0	1,631.2	6%
International, Foodservice, and Natural Foods	350.6	273.2	28%	1,058.0	783.7	35%

Segment profit:
U.S. Retail Coffee	$ 175.2	$ 138.3	27%	$ 459.8	$ 418.0	10%
U.S. Retail Consumer Foods	106.2	106.6	(0%)	325.1	301.6	8%
International, Foodservice, and Natural Foods	49.9	39.0	28%	148.7	116.6	28%

Segment profit margin:
U.S. Retail Coffee	27.9%	21.7%		26.0%	23.8%
U.S. Retail Consumer Foods	18.3%	19.2%		18.8%	18.5%
International, Foodservice, and Natural Foods	14.2%	14.3%		14.1%	14.9%

U.S. Retail Coffee

The U.S. Retail Coffee segment net sales decreased 2 percent in the third quarter of 2013, compared to the third quarter of 2012, reflecting price declines taken over the past year. Segment volume increased 1 percent in the third quarter of 2013, compared to the third quarter of 2012, led by K-Cups®, Cafe Bustelo®, and Cafe Pilon®. Volume of the overall Folgers® brand was flat as the growth experienced in K-Cups® was offset by a slight decline in roast and ground that was attributed to the constraint for coffee containers, which arose earlier in the fiscal year and is now resolved. Dunkin' Donuts® packaged coffee volume decreased 2 percent. The impact of sales mix was favorable due to K-Cups®. Net sales of K-Cups® increased $30.4 million, or 51 percent, compared to the third quarter of 2012, and contributed 5 percentage points of growth to segment net sales, while contributing only 1 percentage point of growth to volume.

The U.S. Retail Coffee segment profit increased $36.8 million, or 27 percent, in the third quarter of 2013, compared to the third quarter of 2012. Green coffee costs were significantly lower in the third quarter of 2013, compared to the third quarter of 2012. The Company reduced coffee prices in May 2012 with the expectation that it would recognize lower green coffee costs as it progressed through its fiscal year. The majority of these lower costs was recognized during the quarter and, in large part, offset the unfavorable impact realized earlier in the year. On a year-to-date basis, the net impact of lower prices and green coffee costs has been relatively neutral to segment profit. Mix also contributed to the increase in segment profit in the third quarter of 2013, compared to 2012, offset somewhat by an increase in marketing expenses. Unrealized mark-to-market adjustments on derivative contracts, which represented a gain of $0.3 million in the third quarter of 2013, compared to a gain of $2.5 million in the third quarter of 2012, had an unfavorable impact on segment profit growth of $2.2 million.

U.S. Retail Consumer Foods

The U.S. Retail Consumer Foods segment net sales increased 4 percent in the third quarter of 2013, compared to 2012, as the impact of favorable sales mix and higher net price realization offset a 1 percent decline in segment volume. Jif® brand net sales increased 21 percent in the third quarter of 2013, compared to 2012, reflecting a 17 percent volume increase. Jif® peanut butter volume in last year's third quarter was significantly lower, impacted by the 30 percent price increase at the beginning of that quarter along with the consumer buy-in that occurred in advance of it. Smucker's® fruit spreads net sales and volume increased 5 percent and 9 percent, respectively, in the third quarter of 2013, compared to 2012. Net sales and volume of Smucker's® Uncrustables® frozen sandwiches both increased 38 percent during the same period, benefiting from new distribution.

Net sales for the Pillsbury® brand decreased 4 percent, while volume decreased 9 percent, in the third quarter of 2013, compared to 2012, with approximately one-half of the volume decline due to the tonnage impact of the previously announced cake mix downsizing. Canned milk net sales and volume decreased 10 percent and 5 percent, respectively, during the third quarter of 2013, compared to 2012.

The U.S. Retail Consumer Foods segment profit was flat in the third quarter of 2013, compared to the third quarter of 2012 which benefited from the timing of peanut butter pricing actions. Segment profit was positively impacted by mix along with decreases in marketing and selling expenses. Overall raw material costs recognized were higher in the third quarter of 2013, compared to 2012, primarily due to peanuts. In anticipation of lower peanut costs in future periods, the Company decreased peanut butter prices by approximately 10 percent late in the third quarter. As a result, higher peanut costs were not fully recovered by net price realization and contributed to the flat quarter-over-quarter segment profit. Unrealized mark-to-market adjustments on derivative contracts were a gain of $0.4 million in the third quarter of 2013, compared to a loss of $0.2 million in the third quarter of 2012.

International, Foodservice, and Natural Foods

Net sales in the International, Foodservice, and Natural Foods segment increased 28 percent in the third quarter of 2013, compared to 2012. The additional two months of Sara Lee foodservice business net sales totaled $59.7 million and represented 22 percentage points of the net sales growth. Excluding the impact of acquisition and foreign exchange, segment net sales increased 5 percent over the same period last year primarily due to sales mix, driven by coffee, and higher net price realization. Volume was down 1 percent primarily due to flour in Canada.

Segment profit increased $10.8 million, or 28 percent, in the third quarter of 2013, compared to 2012. The Sara Lee foodservice business, including the profit from the additional two months of activity, contributed over one-half of the segment profit increase in the third quarter of 2013, compared to 2012. Favorable mix contributed most of the remaining segment profit increase offset somewhat by higher distribution expenses. Overall higher raw material costs were more than offset by higher prices in the third quarter of 2013, compared to the third quarter of 2012 which was impacted by an unfavorable price to cost relationship, notably for coffee and natural beverages. Unrealized mark-to-market adjustments on derivative contracts were a loss of $0.5 million in the third quarter of 2013, compared to a loss of $0.4 million in the third quarter of 2012.

Other Financial Results and Measures

	Three Months Ended January 31,			Nine Months Ended January 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$ 324.0	$ 409.3	(21%)	$ 683.6	$ 469.2	46%

Free cash flow	$ 275.9	$ 348.1	(21%)	$ 537.1	$ 272.3	97%

EBITDA	$ 319.2	$ 259.0	23%	$ 884.4	$ 773.0	14%
% of net sales	20.5%	17.6%		19.4%	18.5%

Cash provided by operating activities increased $214.4 million for the first nine months of 2013, compared to 2012, primarily due to a lower amount of cash required to fund inventory during the period, compared to 2012. Capital expenditures decreased $50.4 million in the first nine months of 2013, compared to 2012, and combined with the increase in cash provided by operating activities resulted in a $264.8 million increase in free cash flow over the same period.

Outlook

For fiscal 2013, the Company expects net sales to increase over 6 percent, compared to 2012, including an incremental eight-month contribution from the Sara Lee foodservice business. Non-GAAP net income per diluted share is expected to range from $5.17 to $5.22, which excludes special project costs of approximately $0.40 per diluted share. Previously, the range was $5.12 to $5.22 per diluted share excluding special project costs.

Conference Call

The Company will conduct an earnings conference call and webcast today, Friday, February 15, 2013, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the live webcast, the webcast replay will be available at www.smuckers.com following the call. An audio replay will also be available following the call until Friday, February 22, 2013, and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 8394093.

Non-GAAP Measures

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange rate; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations. These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP measures to the comparable GAAP items for the current and prior year quarter and year-to-date periods is included in the "Unaudited Non-GAAP Measures" table.

About The J. M. Smucker Company

For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Cafe Bustelo®, Cafe Pilon®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® and K-Cups® are trademarks of Keurig, Incorporated.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
  the successful completion of the Company's restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cups®, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2013	2012	% Increase (Decrease)	2013	2012	% Increase (Decrease)
	(Dollars in thousands, except per share data)

Net sales	$ 1,559,558	$ 1,467,641	6%	$ 4,558,007	$ 4,170,429	9%
Cost of products sold	1,022,163	988,825	3%	3,002,506	2,738,715	10%
Cost of products sold - restructuring and merger and integration	1,166	13,131	(91%)	7,588	36,276	(79%)
Gross Profit	536,229	465,685	15%	1,547,913	1,395,438	11%
Gross margin	34.4%	31.7%		34.0%	33.5%

Selling, distribution, and administrative expenses	251,016	225,016	12%	740,419	678,170	9%
Amortization	24,200	22,031	10%	72,594	62,825	16%
Other restructuring and merger and integration costs	6,870	19,422	(65%)	35,522	51,231	(31%)
Other special project costs	-	-	n/m	6,669	-	n/m
Loss on divestiture	-	-	n/m	-	11,287	(100%)
Other operating income - net	(4,164)	(1,150)	n/m	(3,665)	(758)	n/m
Operating Income	258,307	200,366	29%	696,374	592,683	17%
Operating margin	16.6%	13.7%		15.3%	14.2%

Interest income	466	464	0%	1,122	1,090	3%
Interest expense	(24,226)	(23,599)	3%	(72,374)	(58,469)	24%
Other (expense) income - net	(553)	4	n/m	355	1,958	(82%)
Income Before Income Taxes	233,994	177,235	32%	625,477	537,262	16%
Income taxes	79,826	60,391	32%	211,599	181,648	16%
Net Income	$ 154,168	$ 116,844	32%	$ 413,878	$ 355,614	16%

Net income per common share	$ 1.42	$ 1.03	38%	$ 3.78	$ 3.12	21%

Net income per common share - assuming dilution	$ 1.42	$ 1.03	38%	$ 3.78	$ 3.12	21%

Dividends declared per common share	$ 0.52	$ 0.48	8%	$ 1.56	$ 1.44	8%

Weighted-average shares outstanding	108,472,267	113,439,152	(4%)	109,355,131	113,869,911	(4%)
Weighted-average shares outstanding – assuming dilution	108,491,922	113,488,277	(4%)	109,380,394	113,922,722	(4%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	January 31, 2013	April 30, 2012	January 31, 2012
	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$ 438,814	$ 229,708	$ 370,428
Trade receivables	360,205	347,518	364,724
Inventories	878,156	961,576	990,815
Other current assets	68,770	104,663	80,026
Total Current Assets	1,745,945	1,643,465	1,805,993

Property, Plant, and Equipment - Net	1,121,615	1,096,089	1,064,299

Other Noncurrent Assets:
Goodwill	3,053,746	3,054,618	3,033,531
Other intangible assets - net	3,114,024	3,187,007	3,233,960
Other noncurrent assets	149,124	134,047	98,091
Total Other Noncurrent Assets	6,316,894	6,375,672	6,365,582
	$ 9,184,454	$ 9,115,226	$ 9,235,874

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 251,584	$ 274,725	$ 232,415
Current portion of long-term debt	50,000	50,000	-
Other current liabilities	291,879	292,247	261,920
Total Current Liabilities	593,463	616,972	494,335

Noncurrent Liabilities:
Long-term debt	2,018,508	2,020,543	2,071,202
Other noncurrent liabilities	1,312,247	1,314,325	1,286,197
Total Noncurrent Liabilities	3,330,755	3,334,868	3,357,399

Shareholders' Equity	5,260,236	5,163,386	5,384,140
	$ 9,184,454	$ 9,115,226	$ 9,235,874

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
	(Dollars in thousands)

Operating Activities
Net income	$ 154,168	$ 116,844	$ 413,878	$ 355,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35,826	27,960	107,800	83,756
Depreciation - restructuring and merger and integration	1,398	8,622	7,242	31,749
Amortization	24,200	22,031	72,594	62,825
Share-based compensation expense	5,316	3,970	15,821	16,524
Other restructuring activities	(444)	5,173	(693)	6,942
Loss on sale of assets - net	665	382	3,363	3,108
Loss on divestiture	-	-	-	11,287
Changes in assets and liabilities, net of effect from
businesses acquired:
Trade receivables	109,303	97,928	(12,988)	(8,434)
Inventories	97,500	194,251	82,906	(78,362)
Accounts payable and accrued items	(96,834)	(71,786)	2,017	(653)
Proceeds from settlement of interest rate swaps - net	-	-	-	17,718
Defined benefit pension contributions	(22,966)	(2,501)	(30,535)	(6,997)
Accrued and prepaid taxes	6,640	2,953	(6,783)	(30,116)
Other - net	9,249	3,478	29,017	4,278
Net Cash Provided by Operating Activities	324,021	409,305	683,639	469,239

Investing Activities
Businesses acquired, net of cash acquired	-	(379,509)	-	(742,355)
Additions to property, plant, and equipment	(48,081)	(61,184)	(146,539)	(196,891)
Proceeds from divestiture	-	-	-	9,268
Sales and maturities of marketable securities	-	-	-	18,600
Proceeds from disposal of property, plant, and equipment	2,537	1,881	3,115	2,784
Other - net	11,345	1,229	17,197	(1,021)
Net Cash Used for Investing Activities	(34,199)	(437,583)	(126,227)	(909,615)

Financing Activities
Proceeds from long-term debt - net	-	-	-	748,560
Quarterly dividends paid	(56,299)	(54,564)	(166,475)	(159,389)
Purchase of treasury shares	(188)	(45,930)	(175,490)	(90,522)
Proceeds from stock option exercises	1,121	1,201	1,881	1,719
Other - net	447	2,186	(7,117)	(2,915)
Net Cash (Used for) Provided by Financing Activities	(54,919)	(97,107)	(347,201)	497,453
Effect of exchange rate changes on cash	356	(475)	(1,105)	(6,494)
Net increase (decrease) in cash and cash equivalents	235,259	(125,860)	209,106	50,583
Cash and cash equivalents at beginning of period	203,555	496,288	229,708	319,845
Cash and Cash Equivalents at End of Period	$ 438,814	$ 370,428	$ 438,814	$ 370,428

The J. M. Smucker Company Unaudited Non-GAAP Measures

		Three Months Ended January 31,		Nine Months Ended January 31,
		2013	2012	2013	2012
		(Dollars in thousands, except per share data)

Gross profit excluding special project costs (1)		$ 537,395	$ 478,816	$ 1,555,501	$ 1,431,714
	% of net sales	34.5%	32.6%	34.1%	34.3%

Operating income excluding special project costs (2)		$ 266,343	$ 232,919	$ 746,153	$ 680,190
	% of net sales	17.1%	15.9%	16.4%	16.3%

Net income excluding special project costs: (3)
	Income	$ 159,415	$ 138,319	$ 446,817	$ 413,535
	Income per common share -- assuming dilution	$ 1.47	$ 1.22	$ 4.08	$ 3.63

(1)	Reconciliation to gross profit:
	Gross profit	$ 536,229	$ 465,685	$ 1,547,913	$ 1,395,438
	Cost of products sold - restructuring and merger and integration	1,166	13,131	7,588	36,276
	Gross profit excluding special project costs	$ 537,395	$ 478,816	$ 1,555,501	$ 1,431,714

(2)	Reconciliation to operating income:
	Operating income	$ 258,307	$ 200,366	$ 696,374	$ 592,683
	Cost of products sold - restructuring and merger and integration	1,166	13,131	7,588	36,276
	Other restructuring and merger and integration costs	6,870	19,422	35,522	51,231
	Other special project costs	-	-	6,669	-
	Operating income excluding special project costs	$ 266,343	$ 232,919	$ 746,153	$ 680,190

(3)	Reconciliation to net income:
	Net income	$ 154,168	$ 116,844	$ 413,878	$ 355,614
	Income taxes	79,826	60,391	211,599	181,648
	Cost of products sold - restructuring and merger and integration	1,166	13,131	7,588	36,276
	Other restructuring and merger and integration costs	6,870	19,422	35,522	51,231
	Other special project costs	-	-	6,669	-
	Income before income taxes, excluding special project costs	$ 242,030	$ 209,788	$ 675,256	$ 624,769
	Income taxes, as adjusted	82,615	71,469	228,439	211,234
	Net income excluding special project costs	$ 159,415	$ 138,319	$ 446,817	$ 413,535

The J. M. Smucker Company Unaudited Non-GAAP Measures

		Three Months Ended January 31,		Nine Months Ended January 31,
		2013	2012	2013	2012
		(Dollars in thousands, except per share data)

Earnings before interest, taxes, depreciation, and amortization(4)		$ 319,178	$ 258,983	$ 884,365	$ 772,971
	% of net sales	20.5%	17.6%	19.4%	18.5%

Free cash flow (5)		$ 275,940	$ 348,121	$ 537,100	$ 272,348

(4)	Reconciliation to net income:
	Net income	$ 154,168	$ 116,844	$ 413,878	$ 355,614
	Income taxes	79,826	60,391	211,599	181,648
	Interest income	(466)	(464)	(1,122)	(1,090)
	Interest expense	24,226	23,599	72,374	58,469
	Depreciation	35,826	27,960	107,800	83,756
	Depreciation - restructuring and merger and integration	1,398	8,622	7,242	31,749
	Amortization	24,200	22,031	72,594	62,825
	Earnings before interest, taxes, depreciation, and amortization	$ 319,178	$ 258,983	$ 884,365	$ 772,971

(5)	Reconciliation to cash provided by operating activities:
	Cash provided by operating activities	$ 324,021	$ 409,305	$ 683,639	$ 469,239
	Additions to property, plant, and equipment	(48,081)	(61,184)	(146,539)	(196,891)
	Free cash flow	$ 275,940	$ 348,121	$ 537,100	$ 272,348

The Company uses non-GAAP measures including net sales adjusted for the noncomparable impact of acquisition, divestiture, and foreign exchange rate; gross profit, operating income, net income, and net income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.  Rather, the presentation of these non-GAAP measures supplement other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations.  These non-GAAP measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2013	2012	2013	2012
	(Dollars in thousands)

Net sales:
U.S. Retail Coffee	$ 627,717	$ 637,886	$ 1,770,980	$ 1,755,518
U.S. Retail Consumer Foods	581,278	556,549	1,729,030	1,631,241
International, Foodservice, and Natural Foods	350,563	273,206	1,057,997	783,670
Total net sales	$ 1,559,558	$ 1,467,641	$ 4,558,007	$ 4,170,429

Segment profit:
U.S. Retail Coffee	$ 175,178	$ 138,346	$ 459,777	$ 418,015
U.S. Retail Consumer Foods	106,161	106,645	325,122	301,619
International, Foodservice, and Natural Foods	49,870	39,029	148,736	116,565
Total segment profit	$ 331,209	$ 284,020	$ 933,635	$ 836,199
Interest income	466	464	1,122	1,090
Interest expense	(24,226)	(23,599)	(72,374)	(58,469)
Share-based compensation expense	(5,131)	(3,576)	(15,256)	(14,320)
Cost of products sold - restructuring and merger and integration	(1,166)	(13,131)	(7,588)	(36,276)
Other restructuring and merger and integration costs	(6,870)	(19,422)	(35,522)	(51,231)
Other special project costs	-	-	(6,669)	-
Corporate administrative expenses	(59,735)	(47,525)	(172,226)	(141,689)
Other (expense) income - net	(553)	4	355	1,958
Income before income taxes	$ 233,994	$ 177,235	$ 625,477	$ 537,262

Segment profit margin:
U.S. Retail Coffee	27.9%	21.7%	26.0%	23.8%
U.S. Retail Consumer Foods	18.3%	19.2%	18.8%	18.5%
International, Foodservice, and Natural Foods	14.2%	14.3%	14.1%	14.9%

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO )

CONTACT: Investors, Sonal Robinson, Vice President, Investor Relations or Media, Maribeth Badertscher, Vice President, Corporate Communications, both of The J. M. Smucker Company, +1-330-682-3000